          SWIFT ENERGY COMPANY
N E W S
FOR IMMEDIATE RELEASE
COMPANY CONTACT
Paul Vincent
Manager of Investor Relations
(281) 874-2700, (800) 777-2412
SWIFT ENERGY ANNOUNCES PUBLIC OFFERING OF
$200 MILLION OF SENIOR NOTES
HOUSTON, November 10, 2009 – Swift Energy Company (NYSE: SFY) announced today that it intends to offer $200 million of senior notes due 2020 in a public offering. The Company has filed a preliminary prospectus supplement today with the Securities and Exchange Commission relating to the offering, which is expected to close later this month.
Swift Energy intends to use the net proceeds from the offering to redeem all of the Company’s currently outstanding $150 million of 7 5/8 % senior notes due 2011, with the remainder used to repay a portion of the amount outstanding under its bank credit agreement ($65.8 million at October 31, 2009). The Company intends to call its outstanding 7 5/8 % notes for redemption upon pricing of the senior notes offering, with the redemption to occur 30 days later.
J.P. Morgan Securities Inc., Goldman, Sachs & Co., RBC Capital Markets Corporation and Wells Fargo Securities are acting as Joint Book-Running Managers for this notes offering. When available, copies of the preliminary prospectus supplement and accompanying base prospectus relating to the offering may be obtained by contacting J.P. Morgan Securities Inc. at 270 Park Avenue, 8th Floor, New York, NY 10017, Attention: Syndicate Desk or by calling (800) 245-8812; Goldman, Sachs & Co. at  85 Broad Street, New York, NY 10004, Attn: Prospectus Department or by calling (866)471-2526; RBC Capital Markets Corporation at  Three World Financial Center, 200 Vesey Street, 9th Floor, New York, NY 10281-8098, Attention: High Yield Capital Markets or by calling (212) 618-2205; or Wells Fargo Securities at 301 South College Street, 6th Floor, Charlotte, NC 28202, Attention: High Yield Syndicate or by calling (704) 715-7035. Copies of the preliminary prospectus supplement and accompanying base prospectus will also be available on the Securities and Exchange Commission’s website at www.sec.gov.
This press release is neither an offer to sell nor a solicitation of an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful. Such an offer can only be made by delivery of a prospectus that has been filed with the Securities and Exchange Commission.
Swift Energy Company, founded in 1979 and headquartered in Houston, engages in developing, exploring, acquiring and operating oil and gas properties, with a focus on oil and natural gas reserves onshore in Louisiana and Texas and in the inland waters of Louisiana.
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This material includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections, or other statements other than statements of historical fact, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the Company’s business are set forth in the filings of the Company with the Securities and Exchange Commission.
16825 Northchase Drive, Suite 400, Houston TX
www.swiftenergy.com